EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 1st day of August, 2007 by and between ORAMED PHARMACEUTICALS INC., a company incorporated under the laws of the State of Nevada, U.S.A., with an address at 2 Elza Street, Jerusalem, Israel 93706 (the ”Company”) and KNRY, Ltd (“KNRY”), an Israel company, who is to provide the services of DR. MIRIAM KIDRON, an individual residing at 6 Sichman Street, Apt. 5, Jerusalem, Israel (the “Executive”).

WHEREAS:

A.           The Company has agreed to engage the Executive to serve in the role of Chief Medical and Technology Officer of the Company; and the Chief Medical and Technology Officer of the subsidiary companies in Israel;

B.	The Executive provides her services through a personal services company, KNRY; and

C.           The Executive, KNRY and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company, and each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT
1.1

Engagement of Executive. Subject to earlier termination of the Agreement as hereinafter provided, the Company hereby agrees to employ KNRY in accordance with the terms and provisions hereof. KNRY agrees to provide the services of the Executive to fulfill the obligations of KNRY under this Agreement. All provisions of this Agreement relating to the rights and obligations of the Executive shall be those of KNRY performed by the Executive on behalf of KNRY.

1.2

Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on August 1, 2007 (the ”Effective Date”) and shall continue until terminated by either party as provided herein (the “Term”).

1.3

Part-Time Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote Executive's part-time attention and best efforts to further the business and interests of the Company during the period of this Agreement, The Executive agrees and undertakes to inform the board of directors of the Company (the “Board”) immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. For the avoidance of doubt, nothing in this Section 1.3 shall degrade from the Executive's obligation to continue observing all of her undertakings under this Agreement in their entirety, including, without limitation, her obligations of confidentiality and non-disclosure.

1.4	Duties. The Executive's services hereunder shall be provided on the basis of the following terms and conditions:
(a)	reporting to the Board, the Executive shall serve as the Chief Medical and Technology Officer of the Company;
(b)	the Executive shall be responsible for the overall strategy and direction of the Company, all subject to any applicable law and to instructions provided by the Board from time to time;
(c)

the Executive shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize her professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive's capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

(d)

the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board; and

(e)	the Executive shall report the results of her duties hereunder to the Board as it may request from time to time.
2.	COMPENSATION
2.1

Salary. For services rendered by the Executive during the Term, the KNRY shall be paid a monthly salary, payable immediately upon receipt of the KNRY’s invoice, at a gross monthly rate of US $10,000 (the “Salary”), as follows:

(a)

The Salary shall be paid to KNRY in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Any deductions required to be made by the Company and submitted to relevant tax or other authorities will be deducted at source.

(b)

The Executive's assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Executive and she will not be entitled to any additional remuneration whatsoever for her work with the exception of that specifically set out in this Agreement.

(c)	Executive’s Salary and other benefits shall be annually reviewed by the Board based on her and the Company’s performance, all at the Board’s sole and absolute discretion.
2.2	Expenses. The Executive will be reimbursed by the Company for pre-approved business expenses incurred by the Executive in connection with her duties.
2.3

Vacation; Recreation Pay. The Executive shall be entitled to cumulative paid vacations of 20 days per year. In addition, Executive shall be entitled to sick leave and Recreation Pay according to applicable law. Executive shall be entitled to cash redemption of vested vacation upon termination of this agreement, with or without cause, according to Israeli Labor Law and practice.

2.4

Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be net of all amounts which the Company as employer is required to deduct or withhold from the Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).

2.5

Liability Insurance Indemnification. The Company shall provide the Executive (including her heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

3.	CONFIDENTIALITY
3.1

Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its associates or customers (the “Confidential Information”). For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the

Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

3.2

Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;
(b)	becomes part of the public domain through no fault of the Executive;
(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or
(d)

is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3

Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive's employment with the Company or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the “Developments”) during the Term or at any time thereafter during which the Executive is employed by the Company shall automatically form part of the Confidential Information, and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

3.4

Protection of Developments. The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 3.3 hereof.

3.5

Fiduciary Obligation. The Executive declares that the Executive's relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

3.6

Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 3 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.7

Reasonable Restrictions. The Executive agrees that all restrictions in this Article 3 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

4.	NON-COMPETITION
4.1

Non Competition. Executive agrees and undertakes that she will not, so long as she is employed by the Company and for a period of 12 months following termination of her employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company's business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company's Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

4.2

No Solicitation. Executive agrees and undertakes that during the period of her employment and for a period of 12 months following termination, she will not, directly or indirectly, including personally or in any business in which she is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

5.	TERMINATION
5.1

Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of Executive. For the purposes of this Agreement, “Cause” also means that the Executive shall have:

(a)	committed an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;
(b)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;
(c)	intentionally or wrongfully disclosed any of the Confidential Information;
(d)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;
(e)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;
(f)	fundamentally breached any of the Executive's material covenants contained in this Agreement; or
(g)

willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed “intentional,” if it was due to an error in judgment or negligence, but shall be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

For the purposes of this Agreement, “Disability” shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

5.2

No Severance for Termination With Cause. If the Company terminates the Executive's employment for Cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive.

5.3

Termination Without Cause. Either the Executive or the Company may terminate the Executive's employment without Cause, for any reason whatsoever, with 30 days prior written notice within the first 12 months of the Executive’s engagement, and 60 days, prior written notice thereafter.

5.4	The Notice Period.
(a)

During the period following the notice of termination (the “Notice Period”), Executive shall cooperate with the Company and use her best efforts to assist the integration into the Company's organization of the person or persons who will assume Executive's responsibilities.

(b)

This Agreement shall remain in full force and effect until the end of the Notice Period and there shall be no change in Executive's compensation terms or any of her obligations hereunder during such Notice period unless otherwise agreed by the parties hereto in writing.

(c)

Notwithstanding Section 5.3 above, during the Notice Period the Company may, at its discretion, relieve Executive of her position immediately, upon which Executive shall leave the Company on such notice from the Company. Such actions shall not derogate in any way or manner whatsoever from Executive's rights to receive the Salary until the end of the Notice period.

5.5

Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Article 5.

5.6

Return of Materials. Within three days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

5.7	Effect of Termination. Articles 3 and 4 hereto and hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.
6.	MUTUAL REPRESENTATIONS
6.1

Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which she is a party or by which she is bound, and (ii) do not require the consent of any person or entity.

6.2

The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

6.3

Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

7.	NOTICES
7.1

Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:
Oramed Pharmaceuticals Inc. 2 Elza St Jerusalem Israel Fax: 972 2 6792336
(b)	and in the case of the Executive, to the Executive's last residence address known to the Company.
7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

8.	GENERAL
8.1

Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2

Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.3

Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.4

Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

8.5	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.
8.6

Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7

Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

8.8	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.9

Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.10

Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

8.11	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

ORAMED PHARMACEUTICALS INC.

Per: /s/ Nadav Kidron

Name: Nadav Kidron

Title: President

KNRY LTD.

Per: /s/ Nadav Kidron

Name: Nadav Kidron

Title: President